Note 8 - Results of Shareholder Meetings

A Special Meeting of Shareholders of the AlphaClone Alternative Alpha ETF and certain other series of the Trust was held on March 26, 2015 and adjourned until each of April 9, 2015 and May 1, 2015 at the offices of U.S. Bancorp Fund Services, LLC, 615 East Michigan Avenue, Milwaukee, Wisconsin, pursuant to notice given to all shareholders of record of each series of the Trust at the close of business on December 29, 2015. At the Special Meeting, shareholders were asked to approve the following proposals, and the tabulation of the shareholder votes rendered the following results:

Proposal

To approve a new Investment Advisory Agreement between
Exchange Traded Concepts, LLC (“ETC”) and the Trust,
on behalf of the Fund

Votes For    Votes Against      Abstained
1,176,961          10,872      15,104

Proposal
To approve a new Sub-Advisory Agreement between ETC and
Vident Investment Advisory, LLC.

Votes For    Votes Against      Abstained
1,170,608      10,960     16,371

Proposal
To approve a “manager of managers” arrangement that
would grant the Fund and ETC greater flexibility to change
sub-advisory arrangements without shareholder approval,
subject to prior approval by the Board of Trustees.

Votes For    Votes Against      Abstained
1,086,614     100,871      15,452

Proposal
To elect Michael A. Castino to serve as Trustee until his
successor is elected and qualified

Votes For    Votes Against      Abstained
1,886,329      19,976      0